Exhibit 99.1

Pacific Energy Development Announces Production Rates of First Three Wells on its Recently Acquired Wattenberg Asset

DANVILLE, CA-- (Marketwired – May 2, 2014) – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S. and Asia, today announced the estimated initial production rates of the first three wells in which the Company has a 12.5% interest that were drilled and completed by a third party operator on acreage recently acquired by the Company in the Wattenberg Area of Weld County, Colorado.  The 24-hour peak rates for these three wells, as estimated by the Company based on information received from the operator, are as follows:

•           529.2 BOE/D (459 Bbl oil and 421 Mcf/d gas)
•           556.2 BOE/D (458.7 Bbl oil and 585 Mcf/d gas)
•           542.6 BOE/D (459.2 Bbl oil and 500 Mcf/d gas)

The Company acquired its Wattenberg Asset in March 2014, expanding its position in the Denver-Julesberg Basin from an original 2,384 net acres (its Niobrara Asset) to a total of 16,400 net acres in Weld and Morgan Counties, Colorado.  Spudded in January and completed in April, these three wells are among the first four wells in the drilling program that the Company announced earlier this month.  The first well was drilled and completed in 2011 and has already returned its drilling and completion costs.

The Company plans to drill, and to participate in the drilling of, approximately 16 total wells (equivalent to 6 net wells to PED) during 2014 with 11 of those wells (equivalent to 4 net wells to PED) being drilled in the Wattenberg Asset and 2 wells (equivalent to 0.4 net wells to PED) in its Niobrara Asset in 2014, including both operated and non-operated wells.  Both the Wattenberg and Niobrara Assets are located in the DJ Basin and substantially in Weld County, Colorado.

In preparation for its drilling program this year and in subsequent years, the Company recently filed spacing and pooling applications with the Colorado Oil and Gas Conservation Commission for sixteen of its newly acquired sections of acreage, is currently performing title work, and plans on filing applications for over 90 drilling permits over the next 30 days. These applications are expected to be finalized in June at which time the Company will be able to specifically identify well locations and its corresponding expected working interest in those wells.

“We are excited about the very positive results from these first 3 wells drilled and completed on our newly acquired Wattenberg Asset.  The outstanding production rates from these wells validate  our strategic focus on the Wattenberg and Niobrara plays as the growth engine of our business, and are a demonstration of our technical expertise in selecting high-return assets,” said Frank C. Ingriselli, President and CEO of the Company. “We look forward to more success in the DJ Basin as we continue to carry out our 2014 development and production drilling program, which we expect will further strengthen our cash flow and allow us to capitalize on other growth opportunities.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Asia. The Company’s principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into an agreement to acquire a working interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan, which acquisition is pending Kazakhstan government approval.  Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

Stonegate, Inc.
Casey Stegman
214-987-4121
casey@stonegateinc.com